Exhibit 10.4

NON-SOLICITATION AGREEMENT

This Agreement is made and entered into as of the 24th day of January, 2006, between HERITAGE FINANCIAL CORPORATION., a Washington corporation (“Heritage”) and Paula Vinson (“Executive”), the Chief Financial Officer and Senior Vice-President of Western Washington Bancorp, Inc. (“Bancorp”) and/or Washington State Bank, NA. (the “Bank”) (Bancorp and the Bank, collectively, being the “Company”).

Recitals

1. Pursuant to the terms of the Agreement and the Plan of Mergers dated as of the      day of                     , 2006 (the “Plan”) among Heritage and the Company, Bancorp will be merged into Heritage, and the Bank will be merged into Heritage Bank.

2. The obligation of Heritage to consummate the transactions contemplated by the Plan is conditioned upon its receipt of non-competition agreements from Executives of the Company.

3. Executive is a shareholder of Bancorp.

Agreement

Executive also agrees that during this two (2) year period, Executive (or any agent acting on behalf of Executive) will not directly or indirectly solicit or attempt to solicit on behalf or for the benefit of any financial institution (i) any employees of the Company, Heritage, or any of their subsidiaries or affiliates, to leave their employment for employment with another financial institution or (ii) any customers of the Company, Heritage, or any of their subsidiaries or affiliates to remove their business from the Company, Heritage, or any of their subsidiaries or affiliates. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and internet communications.

Executive recognizes and agrees that any breach of this Agreement by her will entitle Heritage and any of its successors or assigns to injunctive relief and/or specific performance, as well as any other legal or equitable remedies to which such entities may otherwise be entitled. The substantially prevailing party in any such dispute will be entitled to recover from the other party its costs and expenses, including specifically, reasonable attorneys’ fees.

The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of other provisions. If a court of competent jurisdiction deems that the duration, geographic scope, or other restriction imposed by this Agreement is unenforceable, such court may reform the restriction as is necessary to make such restriction enforceable.

Executed as of the 24th day of January, 2006.

HERITAGE FINANCIAL CORPORATION	EXECUTIVE

By:
Its: